Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 22, 2015	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2015:

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2015	2014	2015	2014

Net Sales	$42,609,000	$36,461,000	$21,636,000	$19,872,000

Net Income	$6,812,000	$5,091,000	$3,670,000	$2,896,000

Earnings Per Share – Basic and Diluted	$0.68	$0.50	$0.36	$0.29

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the first six months of 2015 were approximately 17.0% higher than last year, increasing to $42,609,000 from $36,461,000 for the periods ending June 30, 2015 and 2014, respectively.  Net Sales for the three months ended June 30, 2015 increased 8.9% over the same period in 2014.

The Company’s Net Income for the first six months of 2015 was $6,812,000, compared to $5,091,000 during the same period last year, increasing 33.8%.  For the quarter, Net Income was up 26.7% over last year.

The Company has experienced steady growth in sales and income over the last several years, and that has continued into 2015.  The sales increases have been achieved despite the modest growth in the construction industry, particularly in residential housing. The Company has also been able to expand its current markets by offering innovative products such as its AutoSnap® fitting, which complements the TracPipe® CounterStrike® flexible gas piping products, as well as DoubleTrac® and DEF-Trac® double-containment piping, used in refueling and auxiliary power generation markets.  The Company has also experienced growth outside of its North American core market, particularly Europe.  The company has also been successful in containing its costs.

 INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.